Exhibit 99.1

Soleno Therapeutics Appoints Biopharmaceutical Executive Mark W. Hahn to its Board of Directors

Appointment adds three decades of financial and operational leadership to Soleno’s Board

REDWOOD CITY, Calif., October 13, 2025 – Soleno Therapeutics, Inc. (Soleno) (NASDAQ: SLNO), a biopharmaceutical company developing novel therapeutics for the treatment of rare diseases, today announced the appointment of biopharmaceutical finance veteran Mark W. Hahn as an independent director to its Board of Directors and a member of its Audit Committee. Mr. Hahn brings to Soleno’s Board nearly 30 years of CFO-level experience and has played a key role in numerous successful product launches, financings, and M&A transactions within the life sciences sector. With the addition of Mr. Hahn, the Soleno Board increases to seven seats.

“I am very pleased to welcome Mark to the Soleno Board as we continue to execute a strong commercial launch of VYKAT™ XR,” said Dr. Anish Bhatnagar, Chief Executive Officer and Chairman of the Board of Soleno Therapeutics. “With his broad and diverse financial leadership experience, including as CFO of commercial-stage companies developing therapeutics for rare and serious diseases, I believe Mark’s background perfectly aligns with our current needs, and I look forward to his contributions.”

“Having seen first-hand the positive impact that innovation can have on the lives of people living with rare diseases, I could not be more excited to join the Soleno Board at this stage in the Company’s evolution as a commercial organization,” added Mr. Hahn. “I look forward to working with Anish, my fellow Board members, and the Soleno leadership team to maximize the reach of VYKAT™ XR and offer new hope to the PWS community, including patients, their physicians and caregivers.”

Prior to joining the Soleno Board, Mr. Hahn served as Chief Financial Officer of Verona Pharma PLC, through the phase 3 program and launch of its first approved product, from March 2020 until its acquisition by Merck & Co., Inc. for approximately $10 billion in October 2025. From January 2018 until its acquisition by Swedish Orphan Biovitrum (Sobi) for up to $915 million in November 2019, Mr. Hahn served as CFO of Dova Pharmaceuticals, where he was instrumental in raising capital and in the launch of Dova’s first commercial rare disease product. From 2010 until its acquisition by Melinta Therapeutics in 2017, Mr. Hahn was CFO of Cempra, Inc. where he led the company’s IPO and several subsequent follow-on offerings. Prior to Cempra, Mr. Hahn was the CFO of several other public and private companies. Mr. Hahn began his career at Ernst & Young.

Mr. Hahn also serves as a Board member and Audit Committee Chair for Opterion Health AG.

He received a Bachelor of Business Administration degree in Accounting and Finance from the University of Wisconsin-Milwaukee and is a certified public accountant in Maryland and North Carolina.

About PWS

Prader-Willi syndrome (PWS) is a rare genetic neurodevelopmental disorder caused by an abnormality in the gene expression on chromosome 15.

The Prader-Willi Syndrome Association USA estimates that PWS occurs in one in every 15,000 live births. The defining symptom of PWS is hyperphagia, a chronic and life-threatening condition characterized by an intense persistent sensation of hunger accompanied by food preoccupations, an extreme drive to consume food, food-related behavior problems, and a lack of normal satiety, which can severely diminish the quality of life for individuals with PWS and their families. Hyperphagia can lead to significant mortality (e.g., stomach rupture, choking, accidental death due to food seeking behavior) and longer term, co-morbidities such as diabetes, obesity, and cardiovascular disease.

About VYKAT XR

VYKAT XR was approved by the U.S. Food and Drug Administration (FDA) on March 26, 2025, and is now commercially available to U.S. patients.

VYKAT XR is indicated for the treatment of hyperphagia in adults and pediatric patients 4 years of age and older with Prader-Willi syndrome (PWS).

IMPORTANT SAFETY INFORMATION

Contraindications

Use of VYKAT XR is contraindicated in patients who have a known hypersensitivity to diazoxide, other components of VYKAT XR, or to thiazides.

Warnings and Precautions

Hyperglycemia

Hyperglycemia, including diabetic ketoacidosis, has been reported. Before initiating VYKAT XR, test fasting plasma glucose (FPG) and HbA1c; optimize blood glucose in patients who have hyperglycemia. During treatment, regularly monitor fasting glucose (FPG or fasting blood glucose) and HbA1c. Monitor fasting glucose more frequently during the first few weeks of treatment in patients with risk factors for hyperglycemia.

Risk of Fluid Overload

Edema, including severe reactions associated with fluid overload, has been reported. Monitor for signs or symptoms of edema or fluid overload. VYKAT XR has not been studied in patients with compromised cardiac reserve and should be used with caution in these patients.

Adverse Reactions

The most common adverse reactions (incidence ≥10% and at least 2% greater than placebo) included hypertrichosis, edema, hyperglycemia, and rash.

Please see the full Prescribing Information, including Medication Guide.

About Soleno Therapeutics, Inc.

Soleno is focused on the development and commercialization of novel therapeutics for the treatment of rare diseases. The company’s first commercial product, VYKAT™ XR (diazoxide choline) extended-release tablets, formerly known as DCCR, is a once-daily oral treatment for hyperphagia in adults and children 4 years of age and older with Prader-Willi syndrome and was approved by the U.S. Food and Drug Administration (FDA) on March 26, 2025. For more information, please visit www.soleno.life.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical facts contained in this press release are forward-looking statements. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar expressions. These forward-looking statements speak only as of the date of this press release and are subject to a number of risks, uncertainties and assumptions, including those described in the company’s prior press releases and in the periodic reports it files with the SEC. The events and circumstances reflected in the company’s forward-looking statements may not be achieved or occur and actual results could differ materially from those projected in the forward-looking statements. Except as required by applicable law, the company does not plan to publicly update or revise any forward-looking statements contained herein, whether as a result of any new information, future events, changed circumstances or otherwise.

Corporate Contact:

Brian Ritchie

LifeSci Advisors, LLC

212-915-2578

Media Contact:

media@soleno.life